MDM

CONSENT OF EXPERT

John Richard Llewellyn Edwards
MDM House
Cnr. Hendrik Verwoerd & Will Scarlett Road
Randburg
South Africa

US Securities and Exchange Commission

Re Great Basin Gold Ltd. Form on 20F for the Fiscal year ended December 31, 2004

I, John Richard Llewellyn Edwards, BSc. (Hons.) Mineral Processing, SAIMM, hereby certify that I have read the disclosure in connection with the Burnstone Gold Project contained in the subject 20F and hereby consent to the reference to myself as a named expert in the written disclosure in the Form 20F of Great Basin Gold Ltd.

Dated this 30 day of June, 2005.

John Richard Llewellyn Edwards
MDM Ferroman (Pty) Ltd